EXHIBIT 3.8

                            CERTIFICATE OF AMENDMENT
                                       OF
                           TROPIC COMMUNICATIONS, INC.
                            (pursuant to Section 242)


      Pursuant to Title 8, Section 228 of the General Corporation Law of the State of Delaware, the undersigned being a majority of the shareholders of Tropic Communications, Inc. (the "Corporation"), do hereby consent to the adoption of the following action by written consent effective as of September 19, 1997.

      WHEREAS, the Corporation wishes to amend the Certificate of Incorporation pursuant to Title 8, Section 228(a) of the General Corporation Law of the State of Delaware, be it

      RESOLVED, the Corporation's Certificate of Incorporation shall be amended to read as follows:

      A. "Article First" shall be amended to read in its entirety as follows:

                                   Article First

         The name of the Corporation is TROPIC AIR CARGO, INC.

      B. "Article Fourth - Capital Stock Classes" shall be amended to read as follows:

                               Capital Stock Classes

            The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 51,000,000 shares. The shares are divided into two classes as follows:

            1. 1,000,000  shares of preferred  stock, One Cent ($.01) per share
               (Preferred stock), and

            2. 50,000,000  shares of common stock, par value Ninety Cents ($.90)
               per share (Common Stock).

      C. "Article Eighth" shall be amended by deleting therefrom the first paragraph and each of the paragraphs thereafter enumerated as (a), (b),
         (c) and (d).

      D. "Article Ninth" shall become "Article Tenth" and Article Tenth" shall become "Article Eleventh " and the following shall be inserted as new "Article Ninth":

                                  Article Ninth

                                U.S. Citizenship

      The following provisions are included for the purpose of ensuring that control and management of the Corporation remains with loyal citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Federal aviation laws as the same may be amended from time to time:

      (a)No Alien or Aliens (as hereinafter defined) shall be entitled to vote or direct or control the vote of more than 25% of (i) the total number of shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time.

      (b)The President of the corporation and at least two-thirds of the total number of the Board of Directors and other managing officers of the Corporation must be citizens of the United States.

      (c)An Alien for purposes of this Article Ninth is (i). person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing (individually, an "Alien"; collectively, "Aliens").

      (d)The Board of Directors of the Corporation shall have all powers necessary to implement the provisions of this ARTICLE NINTH.

      There being no other changes, the Board of Directors of the Corporation shall have all powers necessary to implement the provisions of this action.

     IN WITNES WHEREOF, said TROPIC COMMUNICATIONS, INC. has caused this certificate to be signed by Angel Munoz, its President, and Scott Villanueva, its Secretary, this ____ day of September, 1997.


                                      TROPIC COMMUNICATIONS, INC.


                                      By :
                                          Angel Munoz, President



                                      Attest:__________________________________
                                               Scott Villanueva, Secretary